Exhibit 99.1

DayStar Technologies Appoints Former Executive Director of The World Energy Congress and Senior Québec Government Adviser to its Board of Directors

KELOWNA, BC -- (Marketwire - January 28, 2013) – DayStar Technologies Inc. (NASDAQ:DTSI) is pleased to announce the appointment of Stéphane Bertrand, a former Executive Director of the World Energy Congress and Chief of Staff to the Premier and Cabinet of Québec.

In the private sector, Mr. Bertrand previously held the positions of Director, and subsequently Vice-President, Communications, Public and Government Affairs for Gaz Métro Limited Partnership. As part of his duties, he was a member of the company's Board of Directors and also served as Chair of the Standing Committee on Public Affairs of the Canadian Gas Association.

Since 2007, he has carried out various mandates within the energy sector, specifically natural gas, wind power and small hydroelectric power plants. He has also acted as consultant in negotiations for electric energy supply. In 2010-2011 he chaired the Energy Committee of the Plan Nord (Québec Government's policy).

“Bertrand’s extensive experience in the public and private sectors as well as within the energy sector will add a unique perspective to help drive DayStar’s strategy moving forward,” said Mark Roseborough, DayStar’s President. "It is with great pleasure that we welcome Mr. Bertrand to our Board of Directors,"

As senior adviser and Chief of Staff for the Premier of Québec, Mr. Bertrand coordinated the government's activities for more than four years and was directly involved in formulating government policies.

He supervised a staff of 50 on the Executive Council, in addition to coordinating the activities of the government's 25 Chiefs of Staff and Deputy Ministers on a daily basis. Mr. Bertrand was also Director of Research and Communications and subsequently Executive Director of the Québec Liberal Party.

Mr. Bertrand holds a Master's Degree in Economics from Université de Montréal.

About DayStar Technologies, Inc:

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at www.daystartech.com/.

For further information contact, Peter Lacey, 778.484.5159,info@DayStartech. com

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